Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6532
+1 (415) 738-6520

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER 2009 RESULTS

Strong performance yields 22% year-over-year growth in FFO per diluted share and unit

Highlights:

•	Reported FFO of $0.71 per diluted share and unit for the quarter ended June 30, 2009, up 22.4% from the second quarter of 2008;

•	Reported net income for the quarter ended June 30, 2009 of $21.2 million and net income available to common stockholders of $10.3 million, or $0.13 per diluted share;

•	Increased quarterly common stock dividend by 9.1% to $0.36 per share;

•	Commenced leases on approximately 115,000 square feet during the second quarter at an average annualized GAAP rent of approximately $139 per square foot, including non technical space;

•

Acquired four contiguous parcels of land, including an utility substation, totaling 34.2 acres located adjacent to its existing datacenter facilities in Ashburn, Virginia; commenced construction of a 135,000 square foot datacenter facility on the first parcel;

•	Completed an $18.1 million secured mortgage financing;

•	Received a preliminary $30 million commitment from a new lender, which will bring the total commitments under the Revolving Credit Facility to $750 million upon closing;

•	Issued $266.4 million of 5.50% Exchangeable Senior Debentures due 2029;

•	Updated 2009 annual FFO per diluted share and unit guidance range to $2.80 to $2.90 and net income available to common stockholders per diluted share and unit guidance range to $0.80 to $0.90; and

•	Added acquisitions guidance range for income producing properties of $120 million to $200 million at average cap rates between 10% and 12%.

560 MISSION STREET, SUITE 2900
SAN FRANCISCO, CA 94105
415-738-6500

San Francisco, Calif. (July 30, 2009) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the second quarter of 2009. The Company reported total operating revenues of $155.0 million in the second quarter of 2009, up 4.0% from $149.1 million in the first quarter of 2009 and up 25.2% from $123.8 million in the second quarter of 2008.

“There were no material non-recurring items impacting FFO or net income in the quarters ended June 30 and March 31, 2009 and June 30, 2008. Our strong financial performance is the result of operations,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “In addition, our board of directors approved an increase to our common stock dividend by 9.1%, or $0.03 to $0.36 per quarter. The decision to increase the dividend a quarter earlier than we have in previous years was in anticipation of increasing REIT taxable income and distribution requirements for 2009.”

Funds from operations (“FFO”) on a diluted basis was $70.4 million in the second quarter of 2009, or $0.71 on a diluted per share and unit basis, up 1.4% from $0.70 per diluted share and unit in the previous quarter, and up 22.4% from $0.58 per diluted share and unit in the second quarter of 2008.

Net income for the second quarter was $21.2 million, unchanged from first quarter of 2009 and up 55.9% from $13.6 million in the second quarter of 2008. Net income available to common stockholders in the second quarter was $10.3 million, or $0.13 per diluted share, compared to $10.3 million, or $0.14 per diluted share in the first quarter of 2009, and up from $3.1 million, or $0.05 per diluted share in the second quarter of 2008.

“We are pleased to report that the Company delivered another strong performance in the second quarter. The ongoing demand for datacenter space combined with our business model and strong balance sheet continued to produce positive results for our shareholders,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “We are well-positioned to meet our expectations for the year and we remain focused on continuing our growth into 2010.”

On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement), which was required to be applied retrospectively. Accordingly, net income for all historical periods since the issuance of the 4.125% Senior Exchangeable Debentures in August 2006 has been retrospectively adjusted. For example, the quarter ended June 30, 2008 has been adjusted to include $0.6 million of additional noncash interest expense, net of capitalized interest and allocation to noncontrolling interests. The effect is a decrease in FFO on a diluted share and unit basis by $0.01 for the quarter ended June 30, 2008.

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

In May, the Company acquired four contiguous parcels of land, one of which includes an important utility substation, totaling 34.2 acres located adjacent to its existing datacenter facilities in Ashburn, Virginia. The new parcels increase the potential capacity of the campus by more than 400,000 square feet. In June, construction of a 135,000 square foot datacenter facility commenced on the first parcel. Designed to meet Digital Realty Trust’s specifications, the facility will ultimately support four 2250 kW Turn-Key DatacenterSM pods totaling 68,000 square feet of raised floor and approximately 7,500 square feet of office space.

For the quarter ended June 30, 2009, the Company commenced leases totaling approximately 115,000 square feet of space. This includes approximately 93,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $166.00 per square foot and approximately 22,000 square feet of non-technical space leased at an average annual GAAP rental rate of $24.00 per square foot. In addition, approximately $627,000 of additional incremental annualized GAAP rental revenue commenced during the quarter for rooftop infrastructure associated with existing Powered Base BuildingSM leases.

Balance Sheet Update

Total assets grew to approximately $3.4 billion at June 30, 2009, from $3.3 billion at December 31, 2008. Total debt at June 30, 2009 was approximately $1.5 billion and at December 31, 2008 was approximately $1.4 billion. Stockholders’ equity was approximately $1.6 billion at June 30, 2009, up from $1.5 billion at December 31, 2008.

In July, the Company received a preliminary $30.0 million commitment under its revolving credit facility from a new lender. The transaction is expected to close in August subject to satisfaction of specified conditions, and will increase total commitments from $720.0 million to $750.0 million, the maximum amount available under the terms of the revolving credit facility. Concurrently, the sub-facility for multicurrency advances will increase from $485.0 million to $515.0 million.

On June 24, the Company completed the financing of 1201 Comstock Street in Santa Clara, California. The new loan for $18.1 million has a three-year maturity with a one-year extension. The loan has a variable rate of LIBOR plus 3.5% and is subject to a 4.0% LIBOR interest rate cap. At July 30, 2009, the all-in variable interest rate was 3.785%.

On April 20, the Company issued $266.4 million of its 5.50% Exchangeable Senior Debentures due 2029, resulting in $258.6 million in net proceeds that will be used to temporarily repay borrowings under the revolving credit facility, to fund development and redevelopment activities, and for general corporate purposes.

“We have continued to improve our liquidity with additional capital, including a secured mortgage debt financing and the new commitment to our revolving credit facility. This commitment will maximize the facility’s accordion feature, bringing full capacity on the revolver to $750 million upon closing. Of equal importance to the Company are the relationships with two new lenders, which we look forward to expanding in the future,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Based on our performance to date and greater visibility towards the year end, we are narrowing the annual guidance range of FFO per diluted share and unit to $2.80 to $2.90. This revision is based on our existing assumptions and an additional assumption that we will close acquisitions of income producing properties in the range of $120 million to $200 million at average cap rates between 10% and 12%.”

2009 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2009 is projected to be between $2.80 and $2.90, compared to the previous 2009 FFO guidance of between $2.75 and $2.90 per diluted share and unit. This revised guidance represents projected FFO growth of 7.7% to 11.5% over FFO per diluted share and unit of $2.60 for the year ended December 31, 2008 (adjusted to give retrospective effect to FASB Staff Position No. APB 14-1 as described above). A reconciliation of the range of 2009 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.80 - 0.90
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$2.00

Projected FFO per diluted share	$2.80 - 2.90

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, July 30, 2009 at 1:00 pm ET/10:00 am PT to discuss its second quarter 2009 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial 877-941-2333 (for domestic callers) or 480-629-9724 (for international callers) and quote the conference ID #4096189 at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, July 30, 2009 until 11:59 pm PT on Thursday, August 6, 2009. The telephone replay can be accessed by dialing 800-405-7325 (for domestic callers) or 303-590-3030 (for international callers) and using reservation code 4096189#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key DatacenterSM and Powered Base BuildingSM datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 75 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 13.0 million rentable square feet as of July 30, 2009, including 1.1 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets or the industry sectors that we sell to; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
		(adjusted)		(adjusted)
Operating Revenues:

Rental	$125,380	$97,966	$243,469	$190,712
Tenant reimbursements	29,544	25,698	60,571	47,485
Other	83	112	101	126

Total operating revenues	155,007	123,776	304,141	238,323

Operating Expenses:

Rental property operating and maintenance	42,301	35,943	84,874	67,624
Property taxes	9,149	8,522	18,360	16,646
Insurance	1,488	1,198	2,944	2,403
Depreciation and amortization	49,183	39,591	95,487	78,744
General and administrative	10,040	9,686	20,142	18,469
Other	—	2	285	309

Total operating expenses	112,161	94,942	222,092	184,195

Operating income	42,846	28,834	82,049	54,128

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	741	173	1,857	331
Interest and other income	403	407	646	1,062
Interest expense	(22,495)	(14,956)	(41,432)	(30,158)
Income tax expense	(292)	(726)	(728)	(815)
Loss from early extinguishment of debt	—	(182)	—	(182)

Net Income	21,203	13,550	42,392	24,366

Net income attributable to noncontrolling interests	(831)	(354)	(1,624)	(593)

Net Income Attributable to Digital Realty Trust, Inc.	20,372	13,196	40,768	23,773

Preferred stock dividends	(10,101)	(10,102)	(20,202)	(18,360)

Net Income Available to Common Stockholders	$10,271	$3,094	$20,566	$5,413

Net income per share available to common stockholders:
Basic	$0.13	$0.05	$0.27	$0.08
Diluted	$0.13	$0.05	$0.27	$0.08

Weighted average shares outstanding:
Basic	76,121,380	65,889,122	75,416,483	65,660,354
Diluted	76,851,202	68,068,600	75,806,481	67,563,963

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$341,719	$316,318
Acquired ground leases	2,742	2,733
Buildings and improvements	2,666,148	2,467,830
Tenant improvements	264,927	255,818

Investments in properties	3,275,536	3,042,699
Accumulated depreciation and amortization	(378,523)	(302,960)

Net investments in properties	2,897,013	2,739,739
Investment in unconsolidated joint venture	8,338	8,481

Net investments in real estate	2,905,351	2,748,220
Cash and cash equivalents	69,316	73,334
Accounts and other receivables, net	40,195	39,108
Deferred rent	122,823	99,957
Acquired above market leases, net	28,503	31,352
Acquired in place lease value and deferred leasing costs, net	215,597	222,389
Deferred financing costs, net	21,938	16,275
Restricted cash	30,676	45,470
Other assets	10,309	4,940

Total Assets	$3,444,708	$3,281,045

LIABILITIES AND EQUITY

Revolving credit facility	$32,668	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	973,604	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	163,834	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	127,279	171,176
Accrued dividends and distributions	—	26,092
Acquired below market leases, net	69,840	76,660
Security deposits and prepaid rents	56,719	46,967

Total Liabilities	1,773,344	1,705,969

Equity:
Stockholders’ equity	1,584,948	1,503,921
Noncontrolling interests	86,416	71,155

Total Equity	1,671,364	1,575,076

Total Liabilities and Equity	$3,444,708	$3,281,045

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO) (1)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
			(adjusted)		(adjusted)
Net income available to common stockholders	$10,271	$10,295	$3,094	$20,566	$5,413
Adjustments:
Noncontrolling interests	831	793	354	1,624	593
Real estate related depreciation and amortization (2)	48,900	46,087	39,414	94,987	78,408
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	858	646	872	1,504	1,766

FFO available to common stockholders and unitholders (3)	$60,860	$57,821	$43,734	$118,681	$86,180

Basic FFO per share and unit	$0.74	$0.72	$0.60	$1.46	$1.19
Diluted FFO per share and unit (3)	$0.71	$0.70	$0.58	$1.41	$1.16

Weighted average common stock and units outstanding
Basic	81,999	80,550	72,354	81,278	72,265
Diluted (3)	99,461	92,571	86,366	95,962	84,412

(1)    Financial information for prior periods has been adjusted for the retroactive application of the following new accounting guidance adopted by the Company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51”.

(2)    Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	49,183	46,304	39,591	95,487	78,744
Non real estate depreciation	(283)	(217)	(177)	(500)	(336)

	$48,900	$46,087	$39,414	$94,987	$78,408

(3)	At June 30, 2009, we had 6,999,955 series C convertible preferred shares and 13,795,500 series D convertible preferred shares outstanding that were convertible into 3,614,777 common shares and 8,215,221 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 4,901,812 and 2,464,447 common shares on a weighted average basis for the three and six months ended June 30, 2009, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
FFO available to common stockholders and unitholders	$60,860	$57,821	$43,734	$118,681	$86,180

Add: Series C convertible preferred dividends	1,914	1,914	1,914	3,828	3,828
Add: Series D convertible preferred dividends	4,742	4,742	4,744	9,484	7,643
Add: 5.50% exchangeable senior debentures interest	2,890	—	—	2,890	—

FFO available to common stockholders and unitholders — diluted	$70,406	$64,477	$50,392	$134,883	$97,651

Weighted average common stock and units outstanding	81,999	80,550	72,354	81,278	72,265
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	730	191	2,179	390	1,904
Add: Effect of dilutive series C convertible preferred stock	3,615	3,615	3,615	3,615	3,615
Add: Effect of dilutive series D convertible preferred stock	8,215	8,215	8,218	8,215	6,628
Add: Effect of dilutive 5.50% exchangeable senior debentures	4,902	—	—	2,464	—

Weighted average common stock and units outstanding — diluted	99,461	92,571	86,366	95,962	84,412

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.